RANI THERAPEUTICS, LLC

Nicholas M. Maestas

Re: Offer of Employment

Dear Nicholas:

RANI THERAPEUTICS, LLC (the “Company”) is pleased to offer you employment on the terms and conditions set forth in this letter agreement (the “Agreement”).

1. EMPLOYMENT BY THE COMPANY.

(a) Position. Your employment with the Company as Chief Financial Officer will start on June 29, 2026.

(b) Duties and Location. You will be responsible for duties and responsibilities as are customary for the position of Chief Financial Officer and as may be directed by the CEO of the Company, to whom you will report. You will have the authority to make design and hiring decisions that fall directly within the scope of your responsibilities as Chief Financial Officer, subject to Company policies and practices and the corporate goals, budget and directives established by the CEO and/or Board. Notwithstanding the foregoing, the CEO and/or the Board retain the ability to provide input and make decisions on design and hiring at all times. Your primary office location will be the Company’s offices in Fremont, California. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. Subject to the terms of this Agreement, the Company may modify your job title, duties, and reporting relationship as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

(c) Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

2. COMPENSATION AND BENEFITS.

(a) Base Salary. Your base salary will be $500,000.00 per year and will be paid on the Company’s ordinary payroll cycle, less applicable payroll deductions and withholdings. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b) Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request. Subject to the terms of this Agreement, the Company may change your compensation and benefits from time to time in its discretion.

(c) Annual Bonus. Each year, you will be eligible to earn an annual bonus, with a target equal to 75% of your annual base salary. Whether you receive a bonus, and the amount of any such bonus, will be determined by the Board of Directors of Rani Therapeutics Holdings, Inc. (the “Board”)(or the Compensation Committee thereof) in its sole discretion, and will be based upon achievement of corporate objectives to be determined by the Company, as well as such other criteria as determined by the Company. Any annual bonus shall be paid within 30 days after the Company’s determination that a bonus shall be awarded, subject to your continued employment through such payment date. You must be employed on the date any bonus is paid in order to earn the bonus. Therefore, if your employment ends for any reason before the bonus is paid, you will not receive any bonus, including any prorated bonus.

(d) Equity Compensation. As a material inducement to your acceptance of this offer of employment, subject to approval by the the Compensation Committee of the Board, following your start date with us, the Company will grant you a non-qualified option to purchase 2,000,000 shares of the Company’s Class A common stock (the “Option”) with an exercise price per share equal to the closing price of the Class A common stock of the Company on the date of grant of such Option. The Option shall vest over a four-year period, with one quarter (1/4) of the shares subject to the Option vesting on the one year anniversary of your date of commencement of employment, and the remaining shares vesting equally over the following thirty-six (36) months of continuous service. The Company understands that you would not accept employment with the Company but for the granting of this inducement award. The Option shall be issued pursuant to the terms and conditions of the Company’s 2026 Inducement Plan (the “Plan”) approved by the Board pursuant to the “inducement grant exception” provided under Nasdaq Market Place Rule 5635(c)(4) and Nasdaq IM-5635-1 and shall be governed in all respects by the terms of the Plan, the grant notices and the option agreements thereunder. In addition, you may be eligible for future option grants. The Company will evaluate whether to provide additional option grants annually and will determine whether to provide such grants based upon Company and individual performance, and any other factors the Company deems relevant, in its sole discretion. In all circumstances, any future option grants are subject to approval by the Board.

(e) Severance and Change in Control Benefit Plan. You will be eligible to participate in the Rani Therapeutics Holdings, Inc. Severance and Change in Control Plan (the “Severance Plan”) subject to the terms and conditions of the Severance Plan and your Participation Agreement (as defined in the Severance Plan).

(f) Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

3. CONFIDENTIAL INFORMATION. As a Company employee, you will be expected to continue to abide by Company rules and policies including those rules and policies regarding the protection of the Company’s confidential information. You are also required to execute the Company’s standard form of Confidentiality Agreement, to be provided to you.

4. AT-WILL EMPLOYMENT RELATIONSHIP. Your employment relationship with the Company is at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without cause or advance notice.

5. COMPLIANCE WITH OR EXEMPTION FROM SECTION 409A. It is intended that the benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

6. DISPUTE RESOLUTION.

(a) Arbitration Agreement. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

(b) Individual Claims. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

(c) Process. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.

(d) Injunctive Relief. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

7. MISCELLANEOUS. This Agreement, together with the other agreements referenced herein, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

SIGNATURE PAGE FOLLOWS

Please sign and date this Agreement and return a signed copy to me on or before June 24,2026 to confirm your acceptance of this Agreement.

RANI THERAPEUTICS, LLC

Accepted and Agreed:

/s/ Talat Imran	6/24/2026
Talat Imran	Date
CEO

/s/ Nicholas Maestas	6/17/2026
Nicholas M. Maestas	Date